Exhibit No. 10(i)

Constellation Energy Group, Inc.

750 E. Pratt Street

Baltimore, Maryland  21202

April 21, 2009

By Facsimile to +xx x xx xx xx xx

E.D.F. International S.A.

Tour EDF

20, Place de la Défense

92050 Paris

France

Attention:  Marianne Laigneau

Dear Marianne:

Reference is made to the following:

•                  that certain Master Put Option and Membership Interest Purchase Agreement, dated as of December 17, 2008 (the “Master Agreement”), by and among Constellation Energy Group, Inc., a Maryland corporation (“Seller”), Constellation Energy Nuclear Group, LLC, a Maryland limited liability company, EDF Development Inc., a Delaware corporation (“Purchaser”) and E.D.F. International S.A., a société anonyme organized under the laws of France (“EDFI”);

•                  that certain Amended and Restated Investor Agreement, dated as of December 17, 2008 (the “Investor Agreement”), by and between Seller and EDFI; and

•                  the Articles Supplementary (Series B Preferred Stock) of Seller, which were filed with, and were accepted for record by, the Maryland State Department of Assessments and Taxation, on December 17, 2008 (the “Articles Supplementary”).

Capitalized terms used, but not otherwise defined, herein shall have the meanings respectively ascribed to them in the Master Agreement.

As you know, Section 5 of the Articles Supplementary provides that Purchaser has the right to designate (and Purchaser has now designated), one person to be a non-voting observer and to attend, in such capacity, meetings of the Board of Directors of Seller (the “Board”) and of committees of the Board.  In addition, Article III of the Investor Agreement provides EDFI with the right to designate an observer to attend meetings of the Committee on Nuclear Power of the Board and, upon completion of the sale of the Designated Interest, to designate a nominee for election to the Board, all in accordance with and subject to the terms of such Article III.  These observer and director rights and participations shall be referred to collectively herein as the “Purchaser Rights,” and the person or persons serving at any time, and from time to time, as an observer and/or director in accordance with the Purchaser Rights shall be referred to herein as a “Purchaser Designee.”

The purpose of this letter is to memorialize certain understandings among us relating to the Purchaser Rights.  Accordingly:

1.               When materials are distributed or otherwise made available to members of the Board or any committee of the Board (as well as any Board or committee observers), Seller shall exclude from the copy of such materials distributed or otherwise made available to a Purchaser Designee any documents or other information that, in the good faith judgment of Seller, constitutes confidential, proprietary or otherwise non-public information of Baltimore Gas and Electric Company or any of its subsidiaries (collectively, “BGE”).  This exclusion may be accomplished either by the exclusion of entire documents or by the redaction of certain information included within a document, as shall be determined by Seller in its good faith judgment.  Such excluded or redacted materials or information shall be referred to as “BGE Information.”

2.               The Board or committee, as applicable, shall exclude a Purchaser Designee from any portion of a Board or committee meeting during which the Board or committee, as applicable, is reviewing, discussing or voting on (a) any BGE Information or (b) a subject, or a proposed action, that either relates primarily to BGE or, involves a matter that will have a material effect on the operations, financial performance, financial condition, capital or operating budgets or expenditures or service to customers of BGE (collectively, “BGE Matters”).  Such decision shall be made by a majority of the independent directors serving on the Board or Board committee, as applicable, in their good faith judgment.  Where a Board or committee discussion will involve both a BGE Matter and another matter or matters, the chairman of the meeting will, in good faith, seek to organize the discussion and structure the Purchaser Designee’s exclusion from such discussion so as to limit, to the extent reasonably possible under the circumstances, the Purchaser Designee’s exclusion from the discussion of matters that are not BGE Matters.  The parties agree that, among other subjects or proposed actions determined not to be BGE Matters in accordance with this paragraph, (i) the financial performance or financial condition of Seller, on a consolidated basis; (ii) equity or debt financings of Seller as to which BGE is not a party; (iii) transactions involving equity or assets of Seller or any of its subsidiaries other than BGE; and (iv) consolidated reports and filings with the Securities and Exchange Commission made by Seller and BGE shall not be BGE Matters.

3.               No officer, director or employee of Purchaser and/or EDFI shall (i) be appointed to the board of directors of BGE or (ii) serve as an officer of BGE.

Upon execution of this letter by the parties hereto, the foregoing shall constitute, as appropriate, modifications of, or supplements to, Article III of the Investor Agreement and shall be agreements of the parties with respect to the manner in which Section 5 of the Articles Supplementary is implemented as among them.  In addition, to the extent that implementation of the procedures contemplated by this letter would be deemed to violate, or be inconsistent with, any representation, warranty, covenant or agreement or Seller or any of its subsidiaries under the terms of the Master Agreement, this letter, when executed by Purchaser and EDFI, shall constitute the consent of Purchaser and EDFI to such procedures.

Except as expressly set forth in this letter, the terms of the Master Agreement, the Investor Agreement and the Articles Supplementary shall not be altered or modified and shall remain in full force and effect in accordance with their respective terms.

CONSTELLATION ENERGY GROUP, INC.

By:

/s/ Charles A. Berardesco

Name:

Charles A. Berardesco

Title:

Senior Vice President and
General Counsel

Accepted and Agreed as of this      day of April, 2009:

EDF DEVELOPMENT INC.

By:	[signature illegible]
Name:
Title:

E.D.F. INTERNATIONAL S.A.

By:	/s/ Daniel Camus
Name: Daniel CAMUS
Title: Chairman

cc:	George P. Stamas, Esq.
Mark D. Director, Esq.
Michael P. Rogan. Esq.
Steven L. Miller, Esq.